AMENDED AND RESTATED LOAN AGREEMENT

BORROWER:	VANGUARD SYNFUELS, LLC	DATED EFFECTIVE: June 28, 2007
P. O. Box 399
	Pollock, LA 71467	TOTAL AMOUNT OF LOAN:

LENDER:	First South Farm Credit, ACA	$1,500,000 Term Loan (“Term Loan”)
	P. O. Box 13018	$2,000,000 Revolving Line of Credit (“LOC Loan”)
	Alexandria, LA 71315	Total $3,500,000

WHEREAS, Vanguard Synfuels, LLC (“Vanguard”) entered into a loan agreement with First South Farm Credit, ACA (“Lender”) dated January 12, 2006 (the “Original Agreement”);

WHEREAS, pursuant to a First Amendment to Loan Agreement executed by Vanguard on September 20, 2006, and by First South on September 29, 2006 (“First Amendment”), First South and Vanguard modified the Original Agreement, including among other things releasing six individual guarantors and accepting a guarantee of Diametrics Medical, Inc. (“DMED”) as a guarantor, and revising and amending certain other provisions of the Original Agreement, all as set forth in the First Amendment;

WHEREAS, DMED has merged into Biodiesel Development Corporation, which has now changed its name to Allegro Biodiesel Corporation (“Allegro”);

WHEREAS, Vanguard is a 100% subsidiary of Allegro and WHEREAS, Vanguard has requested certain modifications to the Original Agreement, as modified by the First Amendment, and Lender has agreed to certain amendments and/or modifications, subject to the terms and conditions set forth herein;

NOW, THEREFORE, it is hereby agreed as follows:

The Original Agreement, as modified, by the First Amendment, is hereby completely amended and restated to read in its entirety as follows:

This Amended and Restated Loan Agreement (the “Restated Loan Agreement” or “Loan Agreement”) is entered into between Borrower and Lender in compliance with the regulations of the Farm Credit Administration applicable to Lender. Lender extends credit to Borrower up to the Total Amount of Loan on the terms and conditions set forth in this Loan Agreement and in accordance with the general lending policies of the Board of Directors of Lender.

I. TOTAL AMOUNT OF LOAN

Vanguard (“Borrower”) has requested the loans from Lender as specified above (the “Loan”) and, subject to the terms and conditions contained herein, Lender has approved an extension of credit to Borrower up to the total amount listed above. Borrower agrees to pay to Lender, in addition to the amounts specified in the Loan Documents hereinafter defined, all costs and expenses of Lender incurred in connection with the making of the Loan. The costs and expenses to be paid by Borrower include all attorneys’ fees and other legal fees (including the cost of paralegals) in connection with the credit review, closing, documentation and subsequent servicing and enforcement of the Loan, all recording fees, survey (if required), examinations of title, title insurance (if required), legal advice to Lender regarding Lender’s rights and responsibilities under any of the Loan Documents, and all costs, fees and expenses related to the protection, maintenance and preservation of any collateral or lien position and the enforcement of the Borrower’s obligations. Borrower further agrees to pay at closing the loan service fee to be specified by Lender.

II. LOAN DOCUMENTATION

Borrower has previously executed two promissory notes in connection with the Original Agreement and agrees to execute a new promissory note for the LOC Loan (the “LOC Note”), which LOC Note replaces the previous Revolving Variable Rate Note executed with respect to the LOC Loan under the original agreement, setting forth the repayment terms, interest, prepayment and other provisions, and Borrower has executed all documents necessary to secure the loan, including a multiple indebtedness mortgage, assignment of leases and rents, security agreement, financing statement and other collateral documents sufficient to create and perfect in favor of Lender the lien purported to be created by the Loan Documents and any other documents Lender may reasonably require, in a form satisfactory to Lender. All instruments and documents, including the Loan/Membership Application, signed or to be signed by Borrower and by any guarantor which are related to the Loan are referred to as the “Loan Documents.” No loan or advance shall be made when the aggregate of loans and commitments outstanding and attributed to Borrower exceeds the lending limit then applicable to Lender for any one borrower. Borrower agrees to execute all Loan Documents as completed by Lender in order to obtain the Loan; however, Borrower reserves the right to reject any Loan Document and to terminate its obligations prior to the earlier of disbursement of any Loan funds or closing. In the event Borrower elects to terminate its obligations and not close in accordance with this Loan Agreement, for any reason, Borrower nevertheless shall remain liable for fees and expenses incurred by Lender which are reimbursable by Borrower under paragraph I above. No funds shall be disbursed to Borrower until all Loan Documents are signed and, with regard to those documents which shall be filed for record, until such documents are filed for record; Lender has reasonable assurance that its lien position is as represented, and Borrower is in strict compliance with the terms and conditions of this Loan Agreement and the Loan Documents. Borrower and Allegro will furnish new consents/resolutions expressly authorizing the transaction and documents contemplated herein, all in form and substance approved by Lender. All new Loan Documents must be executed at the time of execution of this Restated Loan Agreement, and the original executed guaranty, note, and consents/resolutions, along with the original of this Restated Loan Agreement shall be delivered to Lender within two (2) business days thereafter.

III. REPRESENTATIONS AND COVENANTS

At the time of execution of the Original Agreement, and at the time of execution of this Restated Loan Agreement, and continuing for so long as any indebtedness of Borrower to Lender is outstanding, Borrower covenants, warrants and represents as of the applicable dates of said agreements that:

A. The execution, delivery and performance by Borrower of this Loan Agreement, the Loan Documents and the borrowings evidenced by the term loan note and the original and the new revolving line of credit note (singularly “Note,” collectively “Notes”), are within Borrower’s power and Borrower has been authorized by all necessary parties and has taken all requisite action for due authorization, execution, delivery and performance. The Loan Documents are fully enforceable against Borrower in accordance with their respective terms.

B. Borrower is either an individual or a valid legal entity with legal capacity to execute, deliver and perform this Loan Agreement, the Loan Documents and the borrowings evidenced by the Note. Borrower will maintain its legal existence, in good standing, until the loan is paid in full.

C. Borrower has received all requisite governmental authority that is necessary or required with respect to this Loan Agreement, the granting of liens on the collateral as specified in the Loan Documents and the operation of the business or businesses of Borrower and Borrower’s agricultural enterprise.

D. Borrower is in full compliance in all material respects with all environmental laws and regulations. Borrower agrees not to use any loan proceeds for a purpose that will contribute to erosion of highly erodible land or to the conversion of wetlands to produce an agricultural commodity, as further explained in 7 CFR Part 1940, Subpart G, Exhibit M, and will further comply in all respects with all applicable laws (whether statutory, common or otherwise), rules, regulations, orders, permits, licenses, ordinances, judgments and decrees of all governmental authorities (whether federal, state, local or otherwise), including, without limitation, all laws regarding public health or welfare, environmental protection, water and air pollution, composition of product, underground storage tanks, toxic substances, hazardous wastes, hazardous substances, hazardous materials, waste or used oil, asbestos, occupational health and safety, nuisances and trespass. Borrower indemnifies and agrees to hold Lender harmless from and against any claim, loss, cause of action or other expense (including attorneys’ and paralegals’ fees and other cost of defense) in any manner related to or arising from a breach of any portion of this Loan Agreement by Borrower, including the covenants and representations contained herein.

E. Borrower certifies that Borrower has relied on its own knowledge and expertise as to all farming and other business operation decisions and has not relied on any advice or recommendation of Lender or any of its employees.

F. Borrower may not assign this Loan Agreement or transfer any of its rights hereunder. Borrower acknowledges that any attempted transfer or assignment will be void and that no third party may rely on this Loan Agreement for any purpose. Lender may, however, subject to regulations applicable to Lender, sell, assign or grant participations in this Loan.

G. Borrower is not in default under any document, instrument or commitment to which Borrower is a party or to which the Borrower or any of his property is subject. Further, Borrower is not in default under any loan with Lender.

H. There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board, or body pending or, to the knowledge of the Borrower, threatened against the Borrower or any principal, owner or partner of Borrower or guarantor of the Loan which (a) affects or seeks to prohibit, restrain or enjoin Borrower’s ownership of any property, or the due execution, delivery or performance of the Loan Documents, or the operation of any farming or agribusiness activity of the Borrower; (b) affects or questions the validity or enforceability of this Loan Agreement or any of the Loan Documents; or (c) affects or questions the power or authority of the Borrower or any guarantor to perform its obligations under this Loan Agreement and the Loan Documents.

I. All representations, certificates, financial statements, documents, instruments and other matters submitted to the Lender are accurate and correct as of the date reflected therein and shall continue to be accurate and correct without material adverse change, alteration or circumstance during the term of this Loan.

The representations, warranties and covenants contained in this article shall survive the termination and payment of the Loan.

IV. EVENTS OF DEFAULT

The following shall constitute “Events of Default”:

A. Borrower shall fail to timely make all payments due to Lender, or Borrower shall fail to constantly maintain all insurance, as provided in the Loan Documents, and provide evidence of such to Lender.

B. Except as to the obligations under Paragraph IV A. (above), Borrower or any guarantor, as applicable, shall fail to comply with any of the representations, covenants, duties or obligations of Borrower or guarantor, as the case may be, in this Loan Agreement or in any of the Loan Documents.

C. If at any time any representation or warranty made by the Borrower herein or in any other document given by Borrower to Lender or otherwise relied upon by Lender shall be or become materially incorrect.

D. If Borrower shall fail to execute or provide any of the Loan Documents or maintain the lien status purported to be created by the Loan Documents.

E. Except as to the obligations under Paragraph IV. A. above, if Borrower shall fail to provide any of the required documentation, certificates or evidence required by this Loan Agreement in a form substantially in accordance with the requirements of this Loan Agreement.

F. If any Borrower or guarantor of Borrower shall (a) die; (b) apply for or consent to the appointment of a receiver, trustee or liquidator; (c) admit in writing its inability to pay or is unable to pay its debts as they mature or otherwise not pay its debts as such debts are due; (d) make a general assignment for the benefit of creditors; (e) be adjudicated a bankrupt; (f) file a petition or answer seeking reorganization or an arrangement with creditors; (g) take advantage of any insolvency law; or (h) take any action for the purpose of effecting any of the foregoing.

G. If any order, judgment or decree shall be entered against Borrower or any guarantor without the application, approval or consent of Borrower and/or any guarantor of Borrower by any court of competent jurisdiction appointing a receiver, trustee or liquidator of the Borrower and/or any guarantor of Borrower or of all or any substantial part of the assets of Borrower and/or any guarantor of Borrower, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) consecutive days.

H. If Borrower fails to comply with any requirement of any governmental authority within thirty (30) days after notice in writing of such requirement shall have been given to Borrower.

I. If any Borrower or any guarantor of Borrower’s obligations hereunder defaults in timely and fully performing any obligations imposed under this Loan Agreement or any of the Loan Documents.

J. If a default or event of default should occur under any loan between (i) Borrower and/or any guarantor and (ii) Lender. This cross-default provision shall not affect an ownership interest in residential real property occupied by any Borrower as a principal dwelling and any deed of trust or mortgage secured by such residential real property shall stand on its own terms.

As to any defaults, failures or breaches (collectively “defaults”) under the provisions of paragraph IV B. through IV J., those defaults will not become Events of Default unless Borrower fails to cure, and/or fails to cause the cure of, any such defaults within fifteen (15) days of Lender providing written notice of such defaults.

If any Event of Default occurs hereunder, a default or event of default shall be deemed to have occurred under the Loan Document. No further disbursement of the proceeds of the Loan will be made and Lender may exercise all default rights and remedies set forth in this Loan Agreement and in the Loan Documents.

V. SPECIAL CONDITIONS

In the event of any conflict between the terms of this Loan Agreement and any of the other Loan Documents, the terms of such other Loan Documents shall control. Borrower and Lender agree that this Loan Agreement shall be governed by the laws of the jurisdiction listed in the address of Lender as shown on the first page of this Loan Agreement. The Loan is further subject to the following terms, covenants and special conditions.

Conditions Precedent: The following shall be conditions precedent to any obligation of Lender to make the Loan to Borrower, including the restructuring and extension of the LOC Loan:

1.
Lender shall have a first priority perfected lien and security interest in all Collateral at the time of Closing. In addition, Allegro Biodiesel Corporation shall execute and deliver to Lender an unconditional, unlimited, in solido guarantee in form and substance prepared by Lender.

2.	Execution and delivery of all Loan Documents, including the LOC Note, and the same shall be in full force and effect.

3.
Borrower shall have obtained and furnished to Lender environmental audit(s) covering all Collateral, the results of which shall be satisfactory to Lender in its sole discretion. Lender shall also have received, to its satisfaction, evidence of Borrower's compliance with all applicable environmental laws, regulations, policies, orders, and permitting and licensing requirements to which Borrower, its operations and the Collateral may be subject. Borrower shall provide Lender an Environmental Hazards Assessment (Form ENV-1) covering the Real Property.

4.
Lender shall be provided mortgagee title insurance covering the Real Property in the amount of the Loan containing no exceptions from coverage except those which are acceptable to Lender and issued by a title insurance company acceptable to Lender.

5.	Lender shall be provided such information and documentation relating to the Real Property and its acquisition as Lender, in its discretion, may require.

6.
Lender shall receive an opinion of legal counsel for Borrower certifying the good standing of Borrower and its authority and capacity to enter into the transaction contemplated herein, and such other matters as Lender may require, all in form and content satisfactory to Lender.

7.	A FEMA Standard Flood Hazard Determination is to be completed. If real estate is determined to be in a flood zone, Borrower will provide evidence of flood insurance.

8.	Furnish a certified resolution of Allegro authorizing its agent to enter into and execute the guaranty, said resolution shall be in form and substance approved by Lender.

9.	Furnish certified evidence of authority for agent of Borrower to enter into and execute this Loan Agreement and the new note for the LOC Loan, all in form and substance approved by Lender.

Additional Covenants:

•
Existing and future indebtedness (“Obligations”) to Borrower by its member (currently Allegro) will be subordinate to First South’s debt, with no payments allowed on these Obligations, without the prior written consent of First South;

•
Borrower may make inter-company advances and distributions to Allegro as long as Vanguard and guarantor are not in default under this Loan Agreement and/or any other Loan Documents, and that after said advances and/or distributions, Vanguard continues to be in compliance with all Financial Covenants contained herein;

•	The interest paid on the obligations to Allegro (and/or any future member(s) of Borrower) and/or any affiliates will not be greater than the rate of interest paid by Borrower on Lender’s debt;

•	Provide written notice, providing details of transaction, prior to pledging assets to or borrowing money from another lender, and obtain the written consent of Lender to such proposed transaction;

•	Provide evidence of insurance, with Lender named as mortgagee/loss payee on the appropriate policies.

•
Borrower shall pay to Lender an unused revolving line of credit fee, which fee shall be payable in arrears on the first day of each fiscal quarter of Borrower, in an amount equal to 0.0625% per fiscal quarter times the difference of (i) $2,000,000, minus (ii) the average for the applicable fiscal quarter of the daily closing balances of the outstanding principal amount of the advances under the Revolving Variable Rate Note (the note for the LOC loan) that were outstanding during the immediately preceding fiscal quarter.

Reporting Requirements: So long as Borrower is indebted to Lender, Borrower shall submit to the lender the following:

1.
Annually, within one hundred twenty (120) days following the end of Borrower’s fiscal year (12/31), a balance sheet, income statement, statement of changes in capital position, statement of cash flows, and accompanying notes, prepared in accordance with generally accepted accounting principles, accompanied by an audit opinion acceptable to Lender.

2.	Quarterly, within 45 days of the end of each quarterly period, an interim balance sheet and income statement of Borrower.

Financial Covenants:

•	Achieve by FYE 12/31/07 and maintain thereafter a minimum working capital position of $500,000;

•	Achieve by FYE 12/31/06 and maintain thereafter an excess of total assets over total liabilities of not less than $1,500,000;

•
Maintain the Cash Flow Coverage Ratio of no less than 1.25:1, beginning as of FYE 12/31/08, to be measured at each fiscal year end. Cash Flow coverage Ratio is defined as the ratio of (i) net profit after taxes plus depreciation, minus capital expenditures, minus salary distributions to key employees, and minus distributions to owners on their equity investment (ii) to the current portion of long-term debt.

Modifications to Revolving Line of Credit and the existing $2,000,000 Revolving Variable Rate Note:

Borrower agrees that it will continue to make quarterly payments of accrued interest on October 1, 2007, and on each successive quarterly payment due date until July 1, 2009, and on said date, the LOC Loan shall mature, if not previously matured by acceleration, and all sums due in principal, interest, costs and fees shall be due and payable in full. Borrower will execute a new Revolving Variable Rate Note (the “New Note”) in the form of Exhibit “A.”

Other Covenants:

(1) Vanguard shall furnish and/or cause Allegro to furnish quarterly internal, consolidated and consolidating financial statements of Allegro and Vanguard, certified by the chief financial officer (CFO) of Allegro and of Vanguard, on or before 45 days after each calendar quarter, which would show the separate financial status for each entity as well as the consolidated status. Said financial statements would include a balance sheet, a statement of contingent liabilities and statement of income and expense for the prior quarter and year to date. Vanguard shall furnish or cause Allegro to furnish directly to First South any reports, etc. filed by Allegro with the SEC and furnish or cause Allegro to furnish directly to First South any and all notices, reports sent to shareholders of Allegro, each of said notices, reports, etc. to be furnished contemporaneously with the filing of such matters and/or sending such notices. Vanguard shall furnish, or cause Allegro to furnish Allegro’s annual audited financial statements within 120 days of each fiscal year end;

(2) Vanguard agrees and shall cause Allegro to agree that First South directly or through its agents, may inspect the business, assets, books and records concerning Allegro and/or Vanguard upon furnishing two business days prior written notice to Allegro and/or Vanguard, as applicable, and Vanguard shall furnish, or cause Allegro to furnish, as applicable, an officer to cooperate and work with First South and/or its agent(s) reviewing any such books and records and/or the business and/or assets of Vanguard and/or Allegro. All such reviews will be conducted during normal business hours.

(3) Vanguard will cause Allegro to execute an unconditional, unlimited, in solido, continuing guaranty agreement of all of the indebtedness and obligations (present or future) of Vanguard to Lender, prepared by Lender.

(4) It is further agreed that in addition to any other events of default as contained in this Restated Loan Agreement, if there is a default by Vanguard, complying with the terms and conditions of this Restated Loan Agreement, or causing Allegro to fully and timely comply with the terms and conditions of this Restated Loan Agreement, this shall constitute an additional event of default.

(5) Vanguard further agrees that if, and when, Allegro changes its state of organization and/or amends its registered corporate name, Vanguard shall furnish or cause Allegro to promptly [within three (3) business days thereof], furnish copies of Allegro’s revised organizational documents as filed with the Secretary of State of the state of its then organization, and if Allegro’s name is amended under the amended name, Allegro shall ratify and confirm under its amended name Allegro’s obligation under the then existing continuing guaranty agreement previously executed by Allegro.

(6)  In addition, the Borrower warrants that it is currently indebted to Lender in the principal sum of $1,350,000 on the Term Loan, plus accrued interest, at the rate of 9.5% per annum and is currently indebted in the principal sum of $1,667,378.93 on the LOC Loan, plus accrued interest, at the rate set forth in the new Revolving Variable Rate Note. Borrower further acknowledges and warrants that said sums are legally due and owing and Borrower has no defenses to the validity and enforcement of said indebtedness. Borrower further warrants and covenants that it has no claims, demands or counter claims against Lender, and Borrower hereby expressly waives and renounces any claims and/or causes of action, if any, that it has against Lender, (i) which have accrued and/or (ii) which have arisen from facts and/or actions, which occurred prior to and/or through the date of execution of this Restated Loan Agreement. In addition, Borrower acknowledges and warrants that Lender has fully funded the Term Loan, and that Borrower may not borrow any additional monies under the Term Loan.

(7)  At the time of execution of this Loan Agreement, Vanguard shall pay Lender (i) a loan renewal fee in the amount of $5,000, and (ii) pay Lender the sum of $4,500 being the amount of Lender’s attorney’s fees and costs.

(8) No novation. It is expressly agreed that this Restated Loan Amendment does not constitute a novation of Vanguard’s existing indebtedness and/or obligations and/or of any collateral and security for said indebtedness and obligations, and does not constitute a novation of the existing promissory notes or of any existing Loan Document.

(9) This agreement may be executed in multiple originals and fax and/or electronic signatures shall be deemed effective as originals.

Witness the signature of Borrower(s) and Lender:

VANGUARD SYNFUELS, LLC	FIRST SOUTH FARM CREDIT, ACA

BY: /s/ Darrell J. Dubroc	BY: /s/ Timothy C. Dupuy
Darrell J. Dubroc, President, Duly Authorized	Timothy C. Dupuy, Division Vice President

AGREED TO AND APPROVED BY THE SOLE MEMBER OF BORROWER:

ALLEGRO BIODIESEL CORPORATION

By: /s/ W. Bruce Comer, III
W. Bruce Comer, III CEO
(Print Name) Title Duly Authorized